Exhibit 6.2

THIS NOTE AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

MISO ROBOTICS, INC.

Senior Secured Promissory Note

Pasadena, California
$1,062,500	September 30, 2019

FOR VALUE RECEIVED MISO ROBOTICS, INC., a Delaware corporation (the “Company”), promises to pay to  Rise of Miso, LLC (the “Holder”), or its registered assigns, the principal amount of $1,062,500, or such lesser amount as shall equal the outstanding principal amount hereof (the “Principal Amount”), together with simple interest from the date of this Note on the unpaid balance of the Principal Amount at a rate equal to ten percent (10%) per annum, in each case computed on the basis of the actual number of days elapsed and a year of 360 days (the “Interest”). Unless prepaid in accordance with Section 2 below on or prior to the Maturity Date, the unpaid Principal Amount, together with any then accrued but unpaid Interest and any other amounts payable hereunder, shall be due and payable upon the earlier to occur of: (i) September 30, 2021 (the “Maturity Date”) or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms of this Note. This Note is one of the “Notes” issued pursuant to the Note and Warrant Purchase Agreement, dated as of September 30, 2019, by and among the Company and the Investors described therein (as the same may from time to time be amended, modified or supplemented, the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1. Certain Definitions.

(a) “Deemed Liquidation Event” has the meaning given to it in the Third Amended and Restated Certificate of Incorporation of the Company, dated February 6, 2018, as may be amended from time to time.

(d) “Event of Default” has the meaning given in Section 3 of this Note.

(e) “Interest” “has the meaning given in the preamble to this Note.

(j) “Principal Amount” has the meaning given in the preamble to this Note.

(k) “Purchase Agreement” has the meaning given in the preamble to this Note.

2. Prepayment. The Company may not prepay this Note in whole or in part, without the written consent of the Holders of at least two-thirds (2/3) of the principal amount of all then outstanding Notes issued pursuant to the Purchase Agreement; provided, however, that such prepayment must be made as first as an initial minimum prepayment of $500,000 (“Initial Minimum Prepayment”), which shall be applied first to the accrued Interest on the Notes as of the date of prepayment, and if any amount of the Initial Minimum Prepayment remains, to the Principal Amount of the Notes, all on a pro-rata basis. Thereafter, any additional prepayments shall be made in increments of $100,000, which shall be applied first to the payment of accrued Interest on the Notes and if any amount of subsequent prepayments exceeds the amount of all such expenses and accrued interest, to the payment of Principal Amount of the Notes, all on a pro-rata basis.

3. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay: (i) when due any Principal Amount payment on the due date hereunder; or (ii) any Interest or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) days of the Company’s receipt of the Holder’s written notice to the Company of such failure to pay;

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall: (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; (iii) make an assignment for the benefit of creditors; or (iv) take any action for the purpose of effecting any of the foregoing;

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the Company’s property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the Company’s debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement;

(d) Breach of Representations and Warranties. Any material breach by the Company of any of the representations or warranties contained in Section 3 of the Purchase Agreement;

(e) Default under Material Agreements. Any material breach or default under any of the agreements set forth in Section 3.9 of the Disclosure Schedule to the Purchase Agreement; or

(f) Failure to Pay Obligations. The Company generally fails to pay its obligations as and when due or if any judgment is secured against the Company, which judgment is not satisfied within ten (10) days.

Upon the occurrence or existence of any Event of Default described in Sections 3(a), (d), (e) and (f) and at any time thereafter during the continuance of such Event of Default, the Holder may, with the consent of the Holders of at least two-thirds (2/3) of the principal amount of all then outstanding Notes issued pursuant to the Purchase Agreement, by written notice to Company, declare this Note immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Note to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 3(b)and (c), immediately and without notice, this Note shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Note to the contrary notwithstanding. For purposes of this Section 3, upon the occurrence of an Event of Default, “Interest” shall mean thirteen percent (13%), per annum, computed on the basis of the actual number of days elapsed and a year of 360 days. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by law.

4. Conversion of the Note. The Note shall be convertible according to the following terms:

(a) The following terms shall have the meanings assigned below:

(i)                  “Future Equity Financing” means any sale (or series of related sales) by the Company of its Equity Securities for cash following the date of this Note from which the Company raises gross proceeds of Two Million Dollars ($2,000,000) or more.

(ii)                “Equity Securities” means the Company’s Common Stock or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

(b) Mandatory Conversion. Upon the affirmative vote of a majority in principal amount of the Notes, the principal and unpaid accrued interest of this Note will be automatically converted into the type of Equity Securities issued in the Future Equity Financing upon the closing of the Future Equity Financing. The number of shares of such Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on this Note on the date of conversion, by Eighty Percent (80%) of the lowest price per share of the Equity Securities sold to the investors in the Future Equity Financing. At least five (5) business days prior to the closing of the Future Equity Financing, the Company shall notify the Holder and all other holders of the Founder Notes in writing of the terms under which the Equity Securities of the Company will be sold in such financing. The conversion of this Note into Equity Securities, if so elected by a majority in principal amount of the Founder Notes, shall be on such terms and shall occur on the closing date of such Future Equity Financing.

(c) Voluntary Conversion. Upon written notice to the Company, the Holder may at any time elect to convert the principal and unpaid accrued interest of this Note into the type of Equity Securities issued in the Company’s most recently completed equity financing from which the Company raised gross proceeds of Two Million Dollars ($2,000,000) or more. The number of shares of such Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on this Note on the date of conversion, by Eighty Percent (80%) of the lowest price per share of the Equity Securities sold to the investors in such equity financing.

(d) Upon the conversion of this Note into Equity Securities, in lieu of any fractional shares to which the Holder of the Note would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the issue price of such Equity Securities.

(e) As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Holder, upon surrender of the Note, a certificate or certificates for the number of full shares of Equity Securities issuable upon such conversion.

5.  Miscellaneous.

(a) Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

(b) Payment. All payments under this Note shall be made in lawful tender of the United States.

(c) Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(d) Usury. In the event any Interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the Interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the Principal Amount of this Note.

(e) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holders of at least two-thirds (2/3) of the Principal Amount of all then outstanding Notes issued pursuant to the Purchase Agreement.

(f) Notices. Any notice, request or other communication required or permitted hereunder shall be given in accordance with the Purchase Agreement.

(g) Expenses; Attorneys’ Fees. If action is instituted to collect this Note, the Company promises to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.

(h) Successors and Assigns. This Note may be assigned or transferred by the Company only with the prior written approval of the Holder. Subject to the preceding sentence, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(I) Governing Law. THIS NOTE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK AS SUCH LAWS ARE APPLIED TO AGREEMENTS BETWEEN NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, BUT WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS OF NEW YORK, OR OF ANY OTHER STATE.

(j) Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding Principal Amount of this Note, and all accrued and unpaid Interest, shall be pari passu in right of payment and in all other respects (other than with respect to the priority of any security interest in the assets of the Company) to the other Notes. In the event that the Holder receives payments in excess of such Holder’s pro rata share of the Company’s payments to the holders of all the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of all the other Notes, and shall pay such amounts held in trust to such other holders upon demand by such holders.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer as of the date and year first indicated above.

COMPANY:

MISO ROBOTICS, INC.

By:
Name:	James Buckly Jordan
Title:	Interim Chief Executive Officer

Address:
561 East Green Street
Pasadena, CA 91101

Signature Page to Promissory Note